Consent of Independent Registered Public Accounting Firm

Perficient, Inc.
Austin, Texas

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-100490, No. 333-116549, No. 333-117216, No. 333-123177, No. 333-129054, No. 333-138602, and No. 333-142267) and Form S-8 (No. 333-42626, No. 333-44854, No. 333-75666, No. 333-118839 and No. 333-130624) of Perficient, Inc. of our reports dated March 1, 2007, except Note 2 as to which date is August 13, 2007, relating to the consolidated financial statements and the effectiveness of Perficient, Inc.'s internal control over financial reporting, which appear in the Company's Annual Report on Form 10-K for the year ended December 31, 2006, as amended by Amendment No. 2.

/s/ BDO Seidman, LLP
Houston, Texas
August 13, 2007